Exhibit 99.1

          MemberWorks Completes Acquisition of Lavalife Inc.

    STAMFORD, Conn.--(BUSINESS WIRE)--April 1, 2004--MemberWorks
Incorporated (Nasdaq: MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, announced today the successful completion of its acquisition of Lavalife Inc. ("Lavalife"), a leading provider of online and IVR-based interactive personals services. Lavalife will operate as a wholly-owned subsidiary of MemberWorks.

    MemberWorks also announced that Lavalife's senior management purchased approximately 259,000 shares of MemberWorks restricted common stock for approximately $9.1 million.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, fashion and personal security. At December 31, 2003, approximately 6.3 million retail members were enrolled in MemberWorks programs, gaining convenient access to significant savings at thousands of service providers and merchants. MemberWorks is the trusted marketing partner of leading consumer-driven organizations, and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    About Lavalife

    Lavalife Inc., a leading independent provider of technology-based dating services for singles, allows its members anytime, anywhere access to like-minded singles with offerings like Lavalife mobile (www.lavalifemobile.com) and Lavalife's video features. Founded in 1987, Lavalife markets its web and telephone products in approximately 60 markets principally across the United States, Canada and Australia. Lavalife's open-minded approach to dating allows members to choose how they want to "click" with other singles by offering three unique categories: dating, relationships and intimate encounters. As of December 31, 2003, Lavalife had over 700,000 active users and over 8 million unique web visitors per month. For more information on Lavalife, visit www.lavalife.com/corp and www.lavalife.com/mediaroom.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345
             or
             Lavalife Contacts
             Mansfield Communications, Toronto
             Hugh Mansfield / Kelly Krist
             416-599-0024
             or
             Mansfield Communications, New York
             Amy Banek / Jennifer Taylor
             212-370-5045